Exhibit 99.1
Solaris Energy Infrastructure Announces First Quarter 2026 Results, Updated Earnings Guidance, Signing Of Third Long-term Contract With Global Technology Company
HOUSTON, Texas, April 27, 2026 — (BUSINESS WIRE) — Solaris Energy Infrastructure, Inc. (NYSE:SEI) (“Solaris” or the “Company”), today announced the following:
First Quarter 2026 Summary Results and Key Updates
•First Quarter 2026 Revenue and Profitability
◦Revenue of approximately $196 million increased 9% sequentially from fourth quarter 2025.
◦Net income of $32 million and $0.32 per diluted Class A common share; Adjusted pro forma net income(1) of $39 million and $0.44 per fully diluted share.
◦Adjusted EBITDA(1) of approximately $84 million increased 22% sequentially from fourth quarter 2025.
◦Adjusted EBITDA attributable to Solaris(1)(4) of approximately $86 million, which excludes the EBITDA loss attributable to the non-controlling interest in Stateline Power, LLC (“Stateline”), the Company’s joint venture to provide approximately 900 megawatts (“MW”) of primary power to an artificial intelligence data center.
•Guidance (1)(2)
◦Increasing second quarter 2026 Adjusted EBITDA guidance to $83-93 million from previous guidance of $76-84 million and establishing third quarter 2026 Adjusted EBITDA guidance at $80-95 million.
•Recent Growth Initiatives
◦Third Long-Term Power Contract Signed. On April 24, 2026, the Company entered into an agreement to provide over 600 MW of power capacity, including balance of plant, to a new customer that is an affiliate of an investment-grade, global technology company for a term of 10 years, with an option to extend an additional 5 years. Deployments are expected to begin in late 2026 and scale through 2028.
◦Previously Announced Power Capacity Additions Totaling 900 MW. On March 16, 2026, the Company announced the addition of 900 MW of incremental power generation capacity with expected availability between 2026 and 2029, bringing pro forma generation capacity to 3,100 MW.
◦Expansion of Previously Announced Term Loan. On April 8, 2026, the Company upsized the term loan announced on March 16, 2026 to allow for additional commitments of $200 million, providing for a total $500 million commitment.

•Shareholder Returns
◦On April 23, 2026, the Company’s board of directors approved a second quarter 2026 dividend of $0.12 per share, to be paid on June 12, 2026, to holders of record as of June 2, 2026, which, once paid, will represent Solaris’ 31st consecutive dividend.
CEO Commentary
Chairman and Co-Chief Executive Officer Bill Zartler commented “Solaris is off to an exceptional start in 2026, with operational, commercial, and financial performance all exceeding expectations. Our team is executing consistently across current operations while advancing our long-term growth strategy and expanding our business base. The momentum we are seeing across our entire business reinforces our conviction in Solaris' positioning and the durability of the demand we are serving.”
Co-Chief Executive Officer, Amanda Brock, added “In addition to the Stateline joint venture, we have signed two long-term contracts with investment-grade global technology customers, totaling over two gigawatts of contracted generation capacity along with the associated balance of plant equipment. We also closed two strategic transactions that expand our generation fleet by more than 40% to 3,100 MW. Today, we are operating, constructing, and in the design and planning stages of behind-the-meter projects for three distinct hyperscalers across multiple data centers, which is continued validation of Solaris' strategy and leading project execution capabilities.”

Segment Results (3)
Solaris Power Solutions
•Activity – First quarter 2026 averaged approximately 910 MW of capacity earning revenue, which was up 17% compared to approximately 780 MW in fourth quarter 2025.
•Revenue – First quarter 2026 revenue of approximately $129 million was up 24% from fourth quarter 2025.
•Profitability – First quarter 2026 Segment Adjusted EBITDA (1)(3) of approximately $72 million increased 34% from fourth quarter 2025 due primarily to increased activity.
Solaris Logistics Solutions
•Activity – 104 fully utilized systems, an increase of 12% sequentially from fourth quarter 2025.
•Revenue – First quarter 2026 revenue of $68 million decreased (11)% from fourth quarter 2025 due to lower last-mile transportation activity.
•Profitability – First quarter 2026 Segment Adjusted EBITDA (1)(3) of $23 million increased 2% from fourth quarter 2025 due primarily to increased system activity and a more favorable project mix.
Footnotes

(1)
See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables. Due to the forward-looking nature of such metrics, a reconciliation of 2026 second and third quarter Adjusted EBITDA to the most directly comparable GAAP measure cannot be provided without unreasonable efforts.

(2)
Please refer to the Earnings Supplemental Slides posted under “Events” on the Investor Relations section of the Company’s website solaris-energy.com for more detail on activity and financial guidance, including expected estimated capital expenditures.

(3)	Segment Adjusted EBITDA excludes Corporate and other Adjusted EBITDA.
(4)	Adjusted EBITDA attributable to Solaris excludes the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA attributable to the Company’s partner in the previously announced Stateline joint venture.
Conference Call
Solaris will host a conference call to discuss its results for first quarter 2026 on Tuesday, April 28, 2026 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Energy Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at solaris-energy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (855) 669-9658 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 4823945. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Non-GAAP Measures
In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that EBITDA, Adjusted EBITDA, Adjusted pro forma net income and Adjusted pro forma earnings per fully diluted share provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Energy Infrastructure, Inc.
Solaris Energy Infrastructure, Inc. (NYSE:SEI) delivers power generation and distribution solutions, and logistics equipment and services, serving clients in the data center, energy, and other commercial and industrial sectors. Additional information is available on our website, solaris-energy.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, and the impact of such policies on us, our customers and the global economic environment, the success of Stateline and associated transactions and its impact on the financial condition and results of operations of our Solaris Power Solutions segment, the anticipated growth of our power fleet and sources of financing thereafter, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 26, 2026, Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 to be filed with the SEC subsequent to the issuance of this communication. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS ENERGY INFRASTRUCTURE, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Leasing revenue	$105,364	$39,106	$88,936
Service revenue	90,875	87,226	90,766
Total revenue	196,239	126,332	179,702

Operating costs and expenses:
Cost of leasing revenue, excluding depreciation	47,686	15,551	43,768
Cost of services, excluding depreciation and amortization	51,079	52,159	57,264
Non-leasing depreciation and amortization	12,140	12,786	12,308
Depreciation of leasing equipment	12,618	7,278	11,181
Selling, general and administrative	20,880	15,274	15,939
Other operating expenses (income), net (1)	1,277	1,229	(607)
Total operating costs and expenses	145,680	104,277	139,853
Operating income	50,559	22,055	39,849
Interest expense	(4,774)	(6,203)	(4,138)
Interest income	2,754	1,032	2,974
Loss on debt extinguishment (2)	(1,258)	—	(41,451)
Income (loss) before income tax expense	47,281	16,884	(2,766)
Provision for income taxes	(15,226)	(3,916)	(743)
Net income (loss)	32,055	12,968	(3,509)
Less: net (income) loss related to non-controlling interests	(10,617)	(7,648)	1,853
Net income (loss) attributable to Solaris Energy Infrastructure, Inc.	21,438	5,320	(1,656)
Less: income attributable to participating securities (3)	(755)	(257)	(233)
Net income (loss) attributable to Class A common shareholders	$20,683	$5,063	$(1,889)

Earnings per share of Class A common stock - basic	$0.40	$0.14	$(0.04)
Earnings per share of Class A common stock - diluted	$0.32	$0.14	$(0.04)

Basic weighted average shares of Class A common stock outstanding	52,171	36,176	49,503
Diluted weighted average shares of Class A common stock outstanding	71,709	36,176	49,503
1)Other operating expenses, net includes the change in Tax Receivable Agreement liability, gains or losses on the sale or disposal of assets, credit losses or recoveries, office space sublease income, transaction costs and other settlements.
2)Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026. Loss in the fourth quarter of 2025 relates to prepayment penalty and unamortized debt issuance costs of the then existing term loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes.
3)The Company’s unvested restricted shares of common stock are participating securities because they entitle the holders to non-forfeitable rights to dividends until the awards vest or are forfeited.

SOLARIS ENERGY INFRASTRUCTURE, INC
SEGMENT REPORTING
(In thousands)
(Unaudited)
We report two distinct business segments, which offer different services and align with how our chief operating decision makers assesses operating performance and allocates resources.
Our reporting segments are:
•Solaris Power Solutions – delivers power generation, power control, and power distribution solutions. The segment’s offerings support data center, energy, and other commercial and industrial sector customers by providing flexible, on-demand power infrastructure, including power control and distribution capabilities.
•Solaris Logistics Solutions – designs and manufactures specialized equipment that enables the efficient management of raw materials used in the completion of oil and natural gas wells. Solaris’ equipment-based logistics services include field technician support, software solutions, and may also include last mile and mobilization services.
We evaluate the performance of our business segments based on Adjusted EBITDA. We define Adjusted EBITDA as our net income plus depreciation and amortization expense, interest (income) expense, income tax expense, stock-based compensation expense, and certain non-cash items and any extraordinary, unusual or non-recurring gains, losses or expenses.
Summarized financial information by business segment is shown below. The financial information by business segment for prior periods has been restated to reflect the changes in reportable segments.

	Three Months Ended
	March 31,		December, 31
	2026	2025	2025
Revenue
Solaris Power Solutions	$128,538	$49,375	$103,563
Solaris Logistics Solutions	67,701	76,957	76,139
Total revenues	$196,239	$126,332	$179,702

Adjusted EBITDA
Solaris Power Solutions	$71,860	$31,905	$53,445
Solaris Logistics Solutions	23,209	25,974	22,773
Corporate and other	(11,485)	(10,998)	(7,453)
Adjusted EBITDA*	$83,584	$46,881	$68,765

Capital expenditures
Solaris Power Solutions	$343,253	$142,078	$252,581
Solaris Logistics Solutions	103	2,202	1,803
Corporate and other	—	50	117
Total capital expenditures	$343,356	$144,330	$254,501

*	See “About Non-GAAP Measures” above for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

SOLARIS ENERGY INFRASTRUCTURE, INC
RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES
(In thousands, except per share data)
(Unaudited)
EBITDA AND ADJUSTED EBITDA
We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).
We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.
EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternatives to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025

Net income (loss)	$32,055	$12,968	$(3,509)
Depreciation and amortization	24,758	20,064	23,489
Interest expense	4,774	6,203	4,138
Interest income	(2,754)	(1,032)	(2,974)
Provision for income taxes (1)	15,226	3,916	743
EBITDA	$74,059	$42,119	$21,887
Stock-based compensation expense (2)	6,713	3,277	5,896
Loss on extinguishment of debt (3)	1,258	—	41,451
Change in Tax Receivable Agreement liability (4)	—	—	(663)
Other (5)	1,554	1,485	194
Adjusted EBITDA	$83,584	$46,881	$68,765
Adjusted EBITDA loss attributable to Stateline non-controlling interest (6)	2,506	—	2,515
Adjusted EBITDA attributable to Solaris	$86,090	$46,881	$71,280

(1)United States federal and state income taxes.
(2)Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
(3)Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026. Loss in the fourth quarter of 2025 relates to prepayment penalty and unamortized debt issuance costs of the then existing term loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes.
(4)Change in liability due to state tax rate change.
(5)Other primarily consists of credit losses, the net effect of loss/gain on disposal of assets and lease terminations, transaction costs, and inventory write-offs.
(6)Represents the 49.9% non-controlling interest share of Stateline’s Adjusted EBITDA loss attributable to the Company’s partner.
CASH AND DEBT ATTRIBUTABLE TO SOLARIS

	March 31, 2026	December 31, 2025
Cash attributable to Solaris:
Cash and cash equivalents	$344,468	$353,319
Less: cash attributable to Stateline non-controlling interest	(6,959)	(13,903)
Cash and cash equivalents attributable to Solaris	$337,509	$339,416

Debt attributable to Solaris:
Long-term debt, current portion	$319,729	$4,033
Long-term debt, net of current portion	395,368	179,986
Convertible notes	881,581	880,441
Consolidated debt and convertible notes	$1,596,678	$1,064,460
Less: debt attributable to Stateline non-controlling interest	(128,558)	(91,825)
Debt attributable to Solaris	$1,468,120	$972,635

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE
Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris Energy Infrastructure, LLC (“Solaris LLC”) not held by Solaris Energy Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.
When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.
Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Numerator:
Net income (loss) attributable to Solaris	$21,438	$5,320	$(1,656)
Adjustments:
Reallocation of net income (loss) attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	10,550	7,648	(1,929)
Loss on extinguishment of debt (2)	1,258	—	41,451
Change in Tax Receivable Agreement liability (3)	—	—	(663)
Other (4)	1,554	1,485	194
Net loss attributable to Stateline non-controlling interest (5)	2,496	—	2,464
Incremental income tax expense	2,096	(611)	(9,408)
Adjusted pro forma net income	$39,392	$13,842	$30,453
Denominator:
Diluted weighted average shares of Class A common stock outstanding	71,709	36,176	49,503
Adjustments:
Potentially dilutive shares (6)	17,269	31,824	37,660
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	88,978	68,000	87,163
Adjusted pro forma earnings per share - diluted	$0.44	$0.20	$0.35
(1)Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.

(2)Loss in the first quarter of 2026 relates to unamortized debt issuance costs of the revolving credit facility which was extinguished following the new term loan entered into in the first quarter of 2026. Loss in the fourth quarter of 2025 relates to prepayment penalty and unamortized debt issuance costs of the then existing term loan, which was extinguished in the fourth quarter of 2025 following the issuance of convertible notes.
(3)Change in liability due to state tax rate change.
(4)Other primarily consists of credit losses, the net effect of loss/gain on disposal of assets and lease terminations, transaction costs, and inventory write-offs.
(5)Represents the 49.9% non-controlling interest share of Stateline’s net loss attributable to the Company’s partner.
(6)Represents the weighted-average potentially dilutive effect, as applicable for each period presented, of Class B common stock, unvested restricted stock awards, unvested performance-based restricted stock units, outstanding stock options, and shares issuable upon conversion of the convertible notes.
Contacts:
Yvonne Fletcher
Senior Vice President, Finance and Investor Relations
(281) 501-3070
IR@solaris-energy.com